EXHIBIT 10.120

RETIREMENT AND SEPARATION AGREEMENT

THIS RETIREMENT AND SEPARATION AGREEMENT ("Agreement") is made and entered into by and between Donald M. Himelfarb ("Employee"), an individual who resides in Tulsa, OK, and Dollar Thrifty Automotive Group, Inc., a Delaware corporation ("DTG"), with its principal place of business located at Tulsa, Oklahoma.

PURPOSE:

Employee has informed DTG that Employee desires to step down from his current position as DTG’s Senior Executive Vice President and Chief Administrative Officer, effective September 1, 2006 and to retire as an employee of DTG effective December 31, 2006. In order to achieve a final and amicable resolution of the employment relationship in all its aspects, and in consideration of the mutual covenants and promises herein contained, including the waiver and release of rights and claims by Employee as set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and DTG agree as follows:

1.	RETIREMENT.

1.1	Retirement. Employee's employment with DTG shall cease December 31, 2006 (the "Retirement Date").

2.	TRANSITION SERVICES PRIOR TO RETIREMENT.

2.1

Scope of Employment – Transition. Employee shall remain Senior Executive Vice President and Chief Administrative Officer of DTG until September 1, 2006 and an employee of DTG through December 31, 2006 (“Transition Period”). During the Transition Period, Employee shall report solely to the President of DTG and shall, exclusively and on behalf of DTG and its affiliates, perform transition and consulting services as required and specified in writing by DTG’s President (“Transition Services”) to the best of Employee’s ability and skill. The Transition Services to be performed by Employee shall include the following:

2.1.1	The review of press releases and other communications regarding Employee’s transition from an officer of DTG to retirement from DTG.

2.1.2	Communications to employees and third parties, including licensees, vendors and suppliers, whether written, verbal or otherwise, with respect to transition of Employee to retirement.

2.1.3	Such other tasks or projects, consistent with Employee’s expertise and skills, as may be required, specified or directed by DTG’s President.

Employee shall perform the Transition Services at such locations as approved or directed by the President of DTG.

3.	TRANSITION PERIOD COVENANTS AND OBLIGATIONS OF DTG.

3.1

Salary and Deferred Compensation. During the Transition Period, DTG shall continue to pay Employee the bi-weekly base rate of pay of $15,003.85 in effect as of the Effective Date, as defined below in Section 5.6 (“Salary”). The Salary shall not include any increase, adjustment or allowance to regular earnings unless otherwise specifically provided for in this Agreement and shall be subject to all applicable federal, state and local taxes and assessments, which will be withheld by DTG, together with Employee and company match contributions to the 401(k) Plan. DTG will continue to contribute an additional amount equal to seven percent (7%) of Employee’s salary as deferred compensation under the Deferred Compensation Plan.

3.2

Benefits. During the Transition Period, DTG shall continue to provide benefits and Employee and his dependent shall remain eligible to receive group health, dental, short term disability, long term disability, life insurance, supplemental life, Exec-U-Care and similar health-related benefits as are provided to Employee and his dependent as of the Effective Date.

3.3

Use of DTG Vehicles. DTG agrees that Employee may continue to use the two (2) DTG vehicles (“Vehicles”) assigned to Employee upon the same terms and conditions set forth in the policy governing such use by Employee until such time that the aforementioned vehicles are replaced by two (2) new vehicles to be ordered by Employee prior to the Retirement Date and also subject to use upon the same aforementioned terms and conditions, until 1:00 p.m. (Tulsa time) on the Payment Date, as defined below in Section 4.2, at which time Employee shall return the Vehicles to DTG’s headquarters in Tulsa, Oklahoma unless Employee has exercised the option and purchased a Vehicle, in which event Employee shall have no obligation to return the purchased Vehicle.

In connection with such use, DTG shall: (1) continue to pay Employee the applicable allowances to offset the tax implications and monthly lease payment for each of the Vehicles, and (2) continue to deduct the monthly lease payment for each of the Vehicles, until the end of the Transition Period. DTG shall have the option, in its discretion, to replace each of the Vehicles in order to turn back such Vehicles and/or to substitute either or both of the Vehicles with a comparable Vehicle at any time during the Transition Period. Employee shall have the option to purchase one or both Vehicles on or before the Payment Date at a price equal to fair market value to be determined by DTG.

3.4	Gasoline Allowance. During the Transition Period, Employee shall continue to receive the gasoline allowance which Employee is eligible to receive as of the Effective Date.

3.5

Comprehensive Counseling Services. In connection with the comprehensive counseling program provided by The Ayco Company, L.P. to DTG, Employee shall continue to receive financial counseling services during the Transition Period and DTG shall continue to bear the expense of such services provided to Employee by The Ayco Company, L.P.

3.6

Country Club Membership. During the Transition Period, DTG shall continue to pay the amount of $384.40 bi-weekly to Employee to reimburse Employee for monthly country club dues payable by Employee as of the Effective Date.

3.7

Office. Commencing as of September 1, 2006 and continuing through the expiration of the Transition Period, DTG agrees to rent and pay for commercial office space for Employee which, as a part of rental arrangement, provides for a pool secretary who provides receptionist and secretarial services for other tenants within the commercial rental facility. The location of the office shall be determined by DTG in its reasonable discretion.

3.8

Cooperation. DTG shall provide reasonable cooperation and assistance to Employee with respect to the transition and transfer of phone numbers, messages, contacts, mail and notices received by or on behalf of Employee at DTG’s headquarters. DTG may open mail addressed to Employee and not marked as “Private” or “Confidential” strictly for the purpose of determining whether such mail relates to DTG’s business. Any other such mail will be promptly delivered to Employee or arrangements made for periodic pick-up by Employee. DTG Operations shall have no obligation to forward any mail addressed to Employee after the Retirement Date, as defined below, unless Employee has provided a forwarding address, at which point the obligation to forward mail shall expire on June 1, 2007.

4.	COVENANTS AND OBLIGATIONS OF DTG ARISING FROM EMPLOYEE’S RETIREMENT.

4.1

Release. The covenants and obligations of DTG as set forth below in Sections 4.2 through 4.4, 4.6 through 4.8, 4.12 through 4.14, and 4.18 are subject to and conditioned upon: (1) the execution by Employee of a Release, the form of which is attached hereto as Exhibit A and made a part hereof (“Release”), no sooner than the Retirement Date; (2) the delivery of the executed Release as soon as reasonably practicable, but in no event later than January 15, 2007 (the date on which the Release is delivered is referred to herein as the “Release Delivery Date”) to the General Counsel of DTG by facsimile at 918-669-3046; and (3) Employee not revoking the execution of the Release by providing written notice to DTG during the seven (7) days’ period following the execution and delivery of the Release by Employee. Other than as set forth herein, should the foregoing conditions precedent not be fully satisfied by Employee, DTG shall have no further obligation under this Agreement, including but not limited to the performance of the covenants and obligations set forth in this Article 4 or any other covenants or obligations in this Agreement which remain outstanding to be performed by DTG, and any and all such obligations or covenants shall not be enforceable.

4.2

Lump Sum Payment. Promptly following the seventh day after the Release Delivery Date (but in no event more than ten (10) calendar days after the Release Delivery Date), DTG shall pay Employee the sum of $510,131.00 representing sixty-eight (68) weeks of salary, calculated at the bi-weekly base rate of pay of $15,003.85 in effect as of the Retirement Date multiplied by thirty-four (34) bi-weekly pay periods (“Lump Sum”)(the date on which the Lump Sum is paid is referred to herein as the “Payment Date”). The Lump Sum shall not include any increase, adjustment or allowance to regular earnings unless otherwise specifically provided for in this Agreement and shall be subject to all applicable federal, state and local taxes and assessments, which will be withheld by DTG. Employee may not contribute to the 401(k) Plan subsequent to the Retirement Date and no 401(k) Plan contributions will be made with respect to the Lump Sum.

4.3

Health Care Benefits. Employee’s separation from DTG on the Retirement Date shall be a “qualifying event” as such term is defined under COBRA. On the Payment Date, DTG shall pay Employee the sum of $15,745.00 representing premiums payable by Employee to maintain health care benefits for Employee and any dependents of Employee for a period of sixty-eight (68) weeks and an amount to offset any income tax liability associated with the payment of applicable COBRA premiums.

4.4

Exec-U-Care. On the Payment Date, DTG shall pay Employee the sum of $7,130.00 representing premiums payable by Employee to maintain Exec-U-Care benefits for Employee for a period of sixty-eight (68) weeks, together with an amount to offset any income tax liability associated with the aforementioned payment.

4.5

Unused Accrued Vacation and Personal Holiday. DTG will pay Employee vacation and personal holiday pay in an amount equal to 264 hours, calculated to be $49,513.00, less: (1) applicable federal, state, and local taxes and assessments required to be withheld by DTG and (2) any vacation hours used by employee during the Transition Period (“Vacation Pay”). The Vacation Pay shall be paid regardless of Employee’s decision whether to execute this Agreement and in accordance with applicable state law on or following the Retirement Date or Employee’s last day of employment with DTG, whichever first occurs.

4.6

Annual Executive Incentive Compensation Program. DTG will pay Employee an amount equal to Employee’s individual target percentage of seventy-five percent (75%) of annual base rate of pay multiplied by the “payout percentage” as determined by the Board of Directors under the 2006 Annual Executive Incentive Compensation Program for all participants following finalization of financial results for 2006, without further discretionary adjustment by DTG’s President. The amount to be paid in the preceding sentence will be subject to withholding for applicable federal, state and local taxes and assessments and shall be paid on or before March 9, 2007.

4.7	Deferred Compensation Plan.

4.7.1	On the Payment Date, DTG shall pay Employee the sum of $35,709.00 in lieu of deferred compensation payable with respect to the total amount of the Lump Sum Payment to be paid pursuant to Section 4.2.

4.7.2

Likewise to Section 4.7.1, in the event DTG pays Employee an incentive compensation award pursuant to Section 4.6 above, on or before March 9, 2007, DTG shall pay Employee an amount equal to 7% of the payment made to Employee pursuant to Section 4.6 above in lieu of deferred compensation.

4.8

Use of DTG Vehicles. In lieu of the continued use of the Vehicles for a period of sixty-eight (68) weeks commencing as of January 1, 2007, DTG agrees to pay Employee $26,154.00 on the Payment Date plus $18,373.00 representing the applicable company car allowance including the gas allowance less all applicable taxes and other amounts required to be withheld by DTG.

4.9

Stock Options. Employee shall be allowed to exercise any DTG stock options that have been awarded to Employee, but which Employee has not yet exercised, for a period of three (3) years from the Retirement Date but not later than the expiration date of the DTG stock options not yet exercised as of the Effective Date.

4.10

Target (Performance) Shares – 2004. In accordance with the terms of that certain Performance Share Grant Agreement dated April 26, 2004 between DTG and Employee (“2004 Agreement”), 30,900 shares of restricted Common Stock of DTG were granted Employee (collectively, “2004 Target Shares”). No later than March 9, 2007, DTG shall issue Employee a stock certificate representing non-forfeited Target Shares under the 2004 Agreement when the payment has been approved by the Human Resources and Compensation Committee of the Board of Directors of DTG and when other DTG employees are paid, subject to applicable federal, state and other tax withholdings. Notwithstanding any provision in the 2004 Agreement to the contrary, the non-forfeited Target Shares shall be deemed fully vested concurrent with the payment approval in the foregoing sentence.

4.11

Target (Performance) Shares – 2005 and 2006. The following provisions shall govern shares of restricted Common Stock of DTG granted under the Performance Share Grant Agreements specified below (collectively, such shares of restricted DTG Common Stock referred to as “Target Shares”).

4.11.1

2005 Grant.      In accordance with the terms of that certain Performance Share Grant Agreement dated May 20, 2005 between DTG and Employee (“2005 Agreement”), 24,000 Target Shares were granted under the 2005 Agreement.

4.11.2

2006 Grant.      In accordance with the terms of that certain Performance Share Grant Agreement dated February 1, 2006 between DTG and Employee (“2006 Agreement”), 21,384 Target Shares were granted under the 2006 Agreement.

4.11.3

Pro-rated Target Shares, Vesting and Payment. All Target Shares shall be prorated as of the Retirement Date pursuant to the provisions of Section 5(e) of each applicable agreement which governs retirement. The following table sets forth Target Shares which are not forfeited under each applicable agreement and Target Shares which are forfeited:

	Non-forfeited Target Shares	Forfeited Target Shares
2005 Agreement	16,011	7,985
2006 Agreement	7,143	14,241

Notwithstanding any provision in the 2005 Agreement and 2006 Agreement to the contrary, the prorated Target Shares shall be deemed fully vested as of eighth day following the Release Delivery Date and shall not be subject to further adjustment. On or before March 9, 2007, DTG shall issue Employee a stock certificate representing non-forfeited Target Shares under the 2005 Agreement and 2006 Agreement, subject to applicable federal, state and other tax withholdings.

4.12

Retirement Funding. In the event the DTG Board of Directors approves the funding of a retirement contribution for 2006 for officers of DTG, Employee shall be entitled to receive a retirement contribution at an amount equal to that which he would have received had he remained as an officer of DTG for the full 2006 calendar year. Any retirement contribution approved by the DTG Board of Directors shall be paid at the same time as all other officers of DTG but in no event later than March 9, 2007.

4.13

Comprehensive Counseling Services. On the Payment Date, DTG shall pay Employee the sum of $11,375.00 representing an amount equal to the expense for comprehensive financial counseling services provided by The Ayco Company, L.P. to DTG on Employee’s behalf for a sixty-eight (68) weeks’ period, regardless of whether Employee continues to use such services following the Retirement Date.

4.14

Country Club Membership. On the Payment Date, DTG shall pay Employee the sum of $13,069.00 representing an amount equal to the country club membership allowance for a sixty-eight (68) weeks’ period, regardless of whether Employee continues or no longer retains the golf club membership provided to Employee as of the Retirement Date.

4.15

Job Reference. DTG agrees that whenever in the future it receives a request for information or reference regarding Employee’s employment with DTG, DTG will provide truthful information reference regarding Employee’s employment with DTG, which will in all cases be no less favorable than neutral employment information verifying the position Employee held and the dates of Employee’s employment.

4.16

Death of Employee. Notwithstanding anything to the contrary set forth herein, if Employee dies prior to date on which all amounts due to Employee hereunder have been fully paid, DTG will, upon the payment dates specified herein, (i) pay to Employee’s estate each of the amounts specified in this Article 4 and (ii) deliver to Employee’s estate each of the stock certificates representing Target Shares, specified in this Article 4.

4.17

Termination without Cause. Notwithstanding anything to the contrary set forth herein, upon any termination of Employee by DTG without cause prior to the Retirement Date and provided that Employee has executed and delivered the Release in the form substantially attached as Exhibit A (deleting the “no sooner than December 31, 2006 and as soon as reasonably practicable, but in no event later than January 15, 2007” from Section 4 of the Release), and not revoked the Release within seven (7) days after delivery, promptly following the seventh day after Employee delivers the Release to DTG but in no event more than ten (10) calendar days after the Release Delivery Date, DTG shall immediately (i) pay to Employee each of the amounts specified in Sections 4.2 through 4.4, 4.6 through 4.8, 4.12 (the retirement funding amount to be promptly paid following approval by the DTG Board of Directors), 4.13 and 4.14; (ii) deliver to Employee each of the stock certificates representing Target Shares specified in Sections 4.10 and 4.11; and (iii) transfer and convey the wireless devices set forth in Section 4.18 below as of the effective date of such Release.

4.18

Wireless Devices. DTG agrees that as of the Retirement Date the cell phone and Blackberry 8700 used by Employee as of the Effective Date, shall be transferred and conveyed to Employee “as is, where is” and without any warranty or representation whatsoever. DTG shall remove any programs or functionality related to the DTG corporate environment as to the Blackberry 8700 and/or the phone.

5.	COVENANTS AND OBLIGATIONS OF EMPLOYEE.

5.1

Officer Resignations. Employee shall resign as Senior Executive Vice President and Chief Administrative Officer of DTG, together with all other officer positions held by Employee in subsidiaries and affiliates of DTG, as of September 1, 2006.

5.2

Release of All Claims Arising From Employee’s Employment Through the Effective Date. It is the intention of the parties hereto that execution of this Agreement will forever bar any and all claims of whatsoever kind and nature arising from or related to Employee's employment with DTG through the Effective Date, known or suspected to exist now, and those which are unknown and not suspected to exist now, except: (i) those related to the parties' performance under this Agreement, (ii) any claims arising after the execution of this Agreement, (iii) any valid claims to indemnification and proper reimbursement of expenses that Employee may have under the Indemnification Agreement, dated as of May 20, 2005, between Employee and DTG (the “Indemnification Agreement”), or otherwise, (iv) any vested benefits of Employee pursuant to any employee benefit or equity plan of DTG.

In exchange for the continuing employment of Employee during the Transition Period and benefits to be provided pursuant to Sections 3.1 through 3.7, which Employee acknowledges is over and above any benefits Employee may be entitled to receive under normal company policy, Employee, on behalf of Employee’s self and Employee’s heirs, executors, representatives, administrators, successors and assigns, does hereby fully, finally, irrevocably and forever unconditionally release, acquit and discharge DTG and its subsidiaries and affiliates, and their respective officers, directors, stockholders, employees, representatives, attorneys, successors and assigns, and all persons acting by, through, under or in concert with any of them, from any and all claims, demands, liabilities, obligations, rights, controversies, actions, causes of action, damages, costs, losses, debts, accounts, charges and expenses (including all statutory and common law claims for attorneys’ fees and costs), of whatsoever kind and nature, whether known or unknown, which Employee may have, now or in the future, arising from or in connection with Employee's employment with DTG, except as excluded in the preceding paragraph (collectively, the “Claims”). With the foregoing release and waiver, Employee knowingly and willingly waives all present and future Claims which might or could have been asserted on or behalf of Employee arising from or related to the employment relationship between DTG and Employee, up to and including the Effective Date of this Agreement.

The foregoing includes, without limitation, any Claims that Employee may have against DTG under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the National Labor Relations Act, as amended, by 29 U.S.C. §§ 151 et seq.; the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq.; the Older Workers Benefits Protection Act of 1990; the Fair Labor Standard Act of 1938, as amended, 29 U.S.C. §§201; Executive Order 11246, the Equal Pay Act of 1963; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§701 et seq.; the Americans with Disabilities Act of 1990; 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, any other federal, state, or local constitution, statute, law, ordinance or regulation; and any and all common-law causes of action for wrongful termination, wrongful termination in violation of public policy, retaliatory discharge, tortious discharge, breach of express or implied contract, promissory or equitable estoppel, detrimental reliance, breach of covenant of good faith and fair dealing, libel, slander, loss of consortium, invasion of privacy, negligence, defamation, outrageous conduct, or intentional or negligent infliction of emotional distress.

Except to the extent permissible under the Age Discrimination in Employment Act, Employee also agrees not to initiate any action against DTG or to assert or institute any such Claims nor authorize or assist any party, governmental or otherwise, to institute any Claims for damages via administrative or legal proceedings or otherwise against DTG. DTG and Employee agree that the signing of this Agreement does not waive any claims arising after the execution of, or relating to, this Agreement.

5.3

Release of ADEA and OWPA Claims. Employee further acknowledges and agrees that the foregoing release and waiver set forth in Section 5.2 above includes, without limitation, any and all claims for rights or claims Employee may have against DTG under The Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq.; the Older Workers Benefit Protection Act of 1990 and any analogous federal, state, or local constitution, statute, law, ordinance, or regulation; arising from or related to Employee’s employment with DTG, including, but not limited to, attorneys’ fees, related costs and interest.

5.4

Execution of Release Upon Retirement. Employee acknowledges and agrees that the covenants and obligations of DTG as set forth above in Sections 4.2 through 4.4, 4.6 through 4.8, 4.12 through 4.14, and 4.18 are subject to and conditioned upon the execution, delivery and non-revocation of the Release as set forth in Section 4.1.

5.5

Right to Consider.  Employee was provided with this Agreement on August 4, 2006. Employee is hereby informed that the terms of this Agreement shall be open for acceptance by Employee for a period of twenty-one (21) calendar days from the date set forth in the preceding sentence, during which time Employee may consider whether to accept DTG’s offer and to execute this Agreement. In addition, Employee is hereby advised to consult with an attorney of Employee’s choice before executing this Agreement, to ensure Employee fully and thoroughly understands it. Employee may utilize all or any portion of this twenty-one (21) days’ period. DTG and Employee agree that any changes, whether material or immaterial, made to the terms and conditions of this Agreement subsequent to the date set forth in the first sentence of this Section and agreed to by the parties, shall not restart the running of the twenty-one (21) days’ period. If Employee does not timely execute this Agreement within the twenty-one (21) days’ period this Agreement shall not be enforceable or effective and DTG shall have no further obligation hereunder. Should Employee execute this Agreement, Employee shall mail the executed Agreement to the following:

Vicki J. Vaniman

Executive Vice President and General Counsel

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, OK 74135

5.6

Right to Revoke Agreement and Effective Date. Employee is also informed that for seven (7) calendar days following the execution of this Agreement by Employee, Employee may revoke this Agreement by informing Vicki J. Vaniman, Executive Vice President and General Counsel, in writing, of Employee’s intent to revoke this Agreement, at the address set forth in Section 5.5 above. If Employee does not advise DTG in writing within such seven (7) days’ period of Employee’s intent to revoke this Agreement, this Agreement shall become effective and enforceable upon the expiration of the seven (7) days’ period (the “Effective Date”). Employee acknowledges that DTG shall have no obligation under this Agreement whatsoever in the event of any revocation by Employee.

5.7

Right to Revoke Release to be Executed Upon Retirement. Employee is also informed that for seven (7) calendar days following the execution of the Release by Employee, Employee may revoke this Agreement by informing Vicki J. Vaniman, Executive Vice President and General Counsel, in writing, of Employee’s intent to revoke this Agreement, at the address set forth in Section 5.5 above. If Employee does not advise DTG in writing within such seven (7) days’ period of Employee’s intent to revoke the Release, the covenants and obligations to be performed pursuant to Article 4 shall become effective and enforceable upon the expiration of the seven (7) days’ period. Employee acknowledges that DTG shall have no further obligation under this Agreement whatsoever in the event of any revocation of the Release by Employee.

5.8

Non-Disclosure of Confidential Information. In exchange for the consideration of the payments, other compensation and benefits to be provided by DTG pursuant to this Agreement, Employee acknowledges that Employee has had access to Confidential Information, as defined below, and Employee agrees to maintain the confidentiality and privileged nature of Confidential Information, and shall not disclose or cause to be disclosed, directly or indirectly, any such Confidential Information, nor use the same for personal benefit, without the prior written approval of DTG in each instance. The term "Confidential Information" includes operating, business, marketing, financial and technical information, regardless of its form, including, but not limited to, manufacturer fleet pricing, lease and fleet programs pricing and terms, customer lists, corporate rates, retail pricing, contracts, vehicle supply agreements, data or knowledge concerning DTG, its subsidiaries or affiliates, that is furnished by DTG, its subsidiaries or affiliates and their respective representatives, or which is obtained by Employee through observation or analysis of such Confidential Information; provided that Confidential Information shall not be deemed to include the personal knowledge and understanding that Employee has regarding the general development and organization of the culture of DTG, it being understood that Employee may use and disclose such personal knowledge and understanding in the course of providing services to other entities. Confidential Information does not include information which is or becomes generally available to the public other than as a result of disclosure by Employee.

5.9

Non-Solicitation of DTG Employees. In consideration of the payments, other compensation and benefits offered by DTG, Employee hereby agrees that during the Transition Period and for sixty-eight (68) weeks thereafter, Employee will not for any reason, directly or indirectly, for Employee’s self or on behalf of or in conjunction with any person, partnership or corporation (other than DTG), as an officer, director, employee, agent, shareholder, owner, consultant, advisor, or manager of any firm, organization, agency, or other corporate or legal entity knowingly induce, entice, hire, or attempt to hire or employ any employee of DTG, its subsidiaries or affiliates.

5.10

Employment by Competitor. Employee shall promptly notify DTG in writing that Employee has, during the Transition Period and for sixty-eight (68) weeks thereafter, directly or indirectly become employed by, contracted to provide consulting services or advice to, or purchased or acquired an ownership interest (other than the purchase of publicly-traded securities representing less than 2% of the total ownership interest of any such entity) in a rental car company with national operations in the United States in competition with DTG. Employee acknowledges and agrees that upon the occurrence of those events specified in the preceding sentence, DTG shall have the unilateral right to terminate the performance of those obligations and covenants specified in Section 6.1 below.

5.11

DTG’s Property. On the Retirement Date, Employee shall return to DTG all computers, credit cards, files and other property issued to, received or prepared by Employee during Employee’s employment, except the Vehicles and the wireless devices set forth in Section 4.18.

5.12

Employee Representations and Warranties. Employee represents that Employee has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any Claim embraced in this Agreement or any portion thereof or interest therein.

5.13

DTG Vehicle. Employee shall timely return and surrender the Vehicles as set forth in Section 3.3 above or upon DTG requesting Employee return the Vehicles pursuant to Section 3.3 in order to turn back and replace the Vehicles during the Transition Period. If Employee has not timely executed this Agreement as set forth in Section 5.5, Employee shall immediately return and surrender the Vehicle to the DTG’s location specified in Section 3.3 without further demand by DTG on or before 5:00 p.m. (Tulsa time) on August 25, 2006. If Employee has timely executed this Agreement as set forth in Section 5.5 but revoked this Agreement as set forth in Section 5.6 above, Employee shall immediately return and surrender the Vehicle to the DTG’s location specified in Section 3.3 without further demand by DTG on or before 5:00 p.m. (Tulsa time) on September 1, 2006.

6.	TERMINATION OF DTG’S COVENANTS AND OBLIGATIONS; DETRIMENTAL ACTIVITY.

6.1

Definitions. Unless defined below in this Section, defined terms used below shall have the same meaning as set forth in the Amended and Restated Long-Term Incentive Plan and Director Equity Plan as Amended and Restated Effective March 23, 2005 and Adopted by Shareholders on May 20, 2005.

6.1.1	“Detrimental Activity” means:

(i)

Engaging in an activity, as an employee, principal, agent or consultant for another entity that competes with DTG in any actual, researched or prospective product, service, system or business activity for which Employee has had any direct  responsibility during the last two (2) years of   his

employment with DTG prior to the Retirement Date, in any territory in which DTG or any Subsidiary manufactures, sells, markets, services or installs such product, service or system or engages in such business activity.

(ii)	Soliciting any employee of DTG or a Subsidiary to terminate his or her employment with DTG or a Subsidiary pursuant to Section 5.9 above.

(iii)

The disclosure to anyone outside DTG, or the use in other than DTG’s business, without prior written authorization from DTG, of any Confidential Information as such term is defined above in Section 5.8.

(iv)

The failure or refusal to disclose promptly and to assign to DTG upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by Employee during employment by DTG or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of DTG or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable DTG or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(v)	Activity that results in Termination for Cause. “Termination for Cause” shall mean a termination:

(a)	Due to Employee’s willful and continuous gross neglect of his duties for which he is employed, or

(b)

Any act of dishonesty on the part of Employee while employed by DTG constituting a felony resulting or intended to result, directly or indirectly, in his gain for personal enrichment at the expense of DTG or a Subsidiary.

(vi)

Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of DTG or any Subsidiary unless Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of DTG.

(vii)	A breach of the covenant set forth in Section 5.10.

6.2	Detrimental Activity.

6.2.1	Notwithstanding anything in this Agreement or any other agreement by and between the Employee and DTG, if Employee, either during employment by DTG or a Subsidiary or within sixty-eight (68) weeks after the Retirement Date, shall engage in any Detrimental Activity, and the Board shall so find, upon notice of such finding by the Board, Employee shall return to DTG all or so much of any payments, as determined by the Board, made to Employee pursuant to Sections 4.2 through 4.4, 4.6 through 4.8, and 4.12 through 4.14. To the extent that such amounts in the Sections identified in the preceding sentence are not paid to DTG, DTG may set off the amounts payable above to it against any outstanding amounts that may be owing from time-to-time by DTG to the Employee, whether as wages, deferred compensation or in the form of any other benefit or for any other reason. To the extent that the Detrimental Activity occurs during the Transition Period, then DTG shall have no further obligation to pay any amounts or perform those covenants set forth in Sections 3.1 through 3.7. DTG shall provide written notice to Employee upon the cessation of its obligations pursuant to this Section.

6.2.2

The terms of the 2005 Agreement and 2006 Agreement shall govern and control the obligations and rights of the parties with respect to the Target Shares and any Detrimental Activity engaged in by Employee, notwithstanding any provision or term in this Agreement to the contrary.

7.	MUTUAL COVENANTS.

7.1

Mutual Non-Disparagement. In consideration of the agreements contained herein, Employee and DTG will not criticize the other, and to the extent applicable, DTG’s subsidiaries, affiliates, officers, directors or employees, or their respective products or services, and will not say or publish anything that would tend to place the other and, to the extent applicable, DTG’s subsidiaries, affiliates, officers, directors or employees, in a bad or false light. Further, Employee agrees that Employee will take no actions which would or which would be likely to interfere with the existing contractual relationships of DTG.

7.2

Confidential Agreement. The parties acknowledge that the fact and terms of this Agreement shall be confidential and agree that its terms shall not be disclosed in whole or in part by any party, except such disclosures which may be compelled by legal process or are necessary to enforce the rights of either party under the Agreement. The parties further acknowledge that prior to executing this Agreement, Employee was advised to discuss the terms of this Agreement with Employee’s attorney, immediate family members, or other financial or personal advisors and that such prior consultation shall not comprise a violation of Employee's obligation to maintain the confidentiality of this Agreement. Further, any continuing consultation by Employee with Employee’s immediate family members, attorney, or other financial or personal advisor shall not comprise a violation of Employee's obligation to maintain the confidentiality of this Agreement.

8.	EMPLOYEE ACKNOWLEDGEMENTS

8.1	Acknowledgements. Employee hereby acknowledges as follows:

8.1.1	Employee was provided with this Agreement on the date first set forth in Section 5.5 above.

8.1.2

EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE MEANING AND INTENT OF ALL OF THE PROVISIONS AND TERMS OF THIS AGREEMENT, INCLUDING THE FINAL AND BINDING EFFECT OF THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THE WAIVER OF RIGHTS.

8.1.3	Employee understands that Employee’s decision to sign and execute this Agreement is strictly voluntary.

8.1.4	Employee has been advised by DTG to consult with an attorney before signing this Agreement and to review this Agreement with Employee’s advisors.

8.1.5	Employee has been given a period of up to twenty-one (21) calendar days within which to consider and make a decision to execute this Agreement.

8.1.6

Employee understands that for a period of seven (7) calendar days following Employee’s signing this Agreement, Employee may revoke this Agreement by notifying DTG pursuant to Section 5.5, in writing, of Employee’s desire to do so. Employee understands that after the seven (7) days’ period has elapsed, this Agreement shall become effective and enforceable.

8.1.7	Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

8.1.8

No representative of DTG has made any other representation or promise to Employee regarding the terms and conditions of Employee’s employment or the termination of Employee’s employment with DTG other than those contained in this Agreement.

9.	GENERAL TERMS

9.1

No Admission of Liability. It is understood and agreed by Employee and DTG that this Agreement and compliance with this Agreement shall not in any way be construed as an admission, directly or by implication, of any liability whatsoever on the part of DTG, its subsidiaries, and their officers, directors, stockholders, agents, representatives, employees and/or attorneys, of any violation of any federal, state or local constitution, law, statute, ordinance or regulation; any contractual right, common law contract or tort claims; or any other duty or obligation owed to Employee.

9.2	Amendments. This Agreement may only be amended in a writing signed by both a duly authorized representative of DTG and Employee.

9.3	Captions. Captions to sections in this Agreement have been inserted solely for the sake of convenient reference and are without any substantive effect.

9.4

Entire Agreement. This Agreement contains the full and entire agreement between the parties hereto relating to the subject matter of this Agreement and supersedes and annuls any and all prior or contemporaneous agreements, contracts, promises, statements, negotiations, manifestations of intention, and/or representations, made on or before the date hereof other than made herein, whether oral or written, express or implied, if any, relating to the subject matter hereof. No promises, agreements or representations have been made in connection with this Agreement, nor have any promises, agreements or representations been relied upon by either Employee or DTG in executing this Agreement, except the agreements as specifically set forth herein. Notwithstanding anything to the foregoing contained in this Agreement, Employee shall continue to be entitled to all rights to indemnification and advancement of expenses that he currently has, whether under the Indemnification Agreement or otherwise.

9.5

Governing Law. All questions pertaining to the validity, construction, execution and performance of this Agreement will be construed in accordance with and governed by the laws of the State of Oklahoma.

9.6

Severability. If any one or more provisions in this Agreement or the application thereof to any party or circumstance is held to be invalid or unenforceable, the validity, legality and enforceability of the remainder of this Agreement, or the application of such provision to parties or circumstances other than those as to which it is invalid or unenforceable, will not be affected or impaired thereby, and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

9.7

Binding Nature. This Agreement shall be binding upon and inure to the benefit of each party’s individual or collective heirs, successors, executors, agents, representatives, administrators or assigns, as applicable.

9.8

Attorneys' Fees. If suit shall be brought by a party hereto because of the breach of any other covenant herein contained on the part of the other party hereto to be kept or performed, except as prohibited by the ADEA, OWBPA and the regulations promulgated thereunder, the breaching party shall pay to the other party all expenses incurred therefore, including, without limitation, reasonable attorney's fees, court costs and expenses, other professional fees, witness fees, and all costs of execution or collection of any judgment against breaching party.

9.9

Application of 409A. Notwithstanding the foregoing, if DTG or Employee reasonably and in good faith determine that   payment of any amount pursuant to this Agreement at the time provided for such   payment would cause  any

amount so payable to be subject to Section 409A (a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then such amount shall instead be paid at the earliest time at which it may be paid without causing this Agreement to be subject to Code Section 409A(a)(1) and all of the provisions of this Agreement shall be interpreted in a manner consistent with this Section 9.9. DTG shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Code Section 409A(a)(1) to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Employee. If DTG defers payments to the Employee pursuant to this Section 9.9, then DTG shall provide Employee with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 9.9.

IN WITNESS WHEREOF, Employee and DTG, having read the foregoing and having understood and agreed to the terms of this Agreement, hereby voluntarily affix their signatures to this Agreement on the dates set forth below their names.

“Employee”	“DTG”
Dollar Thrifty Automotive Group, Inc.

By: /s/ DONALD M. HIMELFARB	By: /s/ GARY L. PAXTON
Donald M. Himelfarb	Gary L. Paxton
President and Chief
Executive Officer

Dated: August 21, 2006	Dated: August 23, 2006

EXHIBIT A

to

Retirement and Separation Agreement

GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is executed and delivered by Donald M. Himelfarb, an individual (“Himelfarb”) to and in favor of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTG”), pursuant to that certain Retirement and Separation Agreement dated effective August 28, 2006 between Himelfarb and DTG (“Retirement and Separation Agreement”), effective the date shown below.

1.

For and in consideration of the continuing benefits to be provided and payments to be made by DTG pursuant to Sections 4.2 through 4.4, 4.6 through 4.8, 4.12 through 4.14 and 4.18 of the Retirement and Separation Agreement, which Himelfarb acknowledges is over and above any benefits Himelfarb may be entitled to receive upon retirement and separation from DTG, Himelfarb, on behalf of Himelfarb’s self and Himelfarb’s heirs, executors, representatives, administrators, successors and assigns, does hereby fully, finally, irrevocably and forever unconditionally release, acquit and discharge DTG and its subsidiaries and affiliates, and their respective officers, directors, stockholders, employees, representatives, attorneys, successors and assigns, and all persons acting by, through, under or in concert with any of them, from any and all claims, demands, liabilities, obligations, rights, controversies, actions, causes of action, damages, costs, losses, debts, accounts, charges and expenses (including all statutory and common law claims for attorneys’ fees and costs), of whatsoever kind and nature, whether known or unknown, which Himelfarb may have, now or in the future, arising from or in connection with Himelfarb's employment with DTG, including the performance of covenants and obligations by DTG under the Retirement and Separation Agreement through the date of this Release, except as excluded below in Section 3 (collectively, the “Claims”). With the foregoing release and waiver, Himelfarb knowingly and willingly waives all present and future Claims which might or could have been asserted by or on behalf of Himelfarb arising from or related to the prior employment relationship between DTG and Himelfarb, up to and including the date of this Release.

The foregoing includes, without limitation, any Claims that Himelfarb may have against DTG under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the National Labor Relations Act, as amended, by 29 U.S.C. §§ 151 et seq.; the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq.; the Older Workers Benefits Protection Act of 1990; the Fair Labor Standard Act of 1938, as amended, 29 U.S.C. §§201; Executive Order 11246, the Equal Pay Act of 1963; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§701 et seq.; the Americans with Disabilities Act of 1990; 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, any other federal, state, or local constitution, statute, law, ordinance or regulation; and any and all common-law causes of action for wrongful termination, wrongful termination in violation of public policy, retaliatory discharge, tortious discharge, breach of express or implied contract, promissory or equitable estoppel, detrimental reliance, breach of covenant of good faith and fair dealing, libel, slander, loss of consortium, invasion of privacy, negligence, defamation, outrageous conduct, or intentional or negligent infliction of emotional distress.

Except to the extent permissible under the Age Discrimination in Employment Act, Himelfarb also agrees not to initiate any action against DTG to assert or institute any such Claims nor authorize or assist any party, governmental or otherwise, to institute any Claims for damages via administrative or legal proceedings or otherwise against DTG.

2.

Release of ADEA and OWPA Claims. Himelfarb further acknowledges and agrees that the foregoing release and waiver set forth in Section 2 above includes, without limitation, any and all claims for rights or claims Himelfarb may have against DTG under The Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq.; the Older Workers Benefit Protection Act of 1990 and any analogous federal, state, or local constitution, statute, law, ordinance, or regulation; arising from or related to Himelfarb’s employment with DTG, including, but not limited to, attorneys’ fees, related costs and interest.

3.

Exclusions. The foregoing release and wavier of Claims in Sections 1 and 2 above does not include (i) claims arising from or related to covenants and obligations under the Retirement and Separation Agreement to be performed by DTG subsequent to the Effective Date of this Release, (ii) any claims arising after the execution of this Release, (iii) any claims that Employee may have to indemnification and advancement of expenses, whether under the Indemnification Agreement (as defined in the Retirement and Separation Agreement) or otherwise, (iv) any vested benefits of Employee pursuant to any employee benefit or equity plan of DTG.

4.

Right to Consider.  Himelfarb acknowledges that in connection with the execution of the Retirement and Separation Agreement, Himelfarb was previously provided with the form of this Release, which was attached to the Retirement and Separation Agreement as Exhibit A, at which time Himelfarb acknowledged he was informed that the terms of the Retirement and Separation Agreement, including the form of this Release, was open for acceptance by Himelfarb for a period of twenty-one (21) calendar days from the date of delivery to Himelfarb. In addition, Himelfarb acknowledges that he was advised to consult with an attorney of Himelfarb’s choice before executing the Retirement and Separation Agreement to ensure Himelfarb fully and thoroughly understood the terms and contents thereof, including this Release. Should Himelfarb execute this Release, Himelfarb shall deliver the executed Release to:

Vicki J. Vaniman

Executive Vice President and General Counsel

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, OK 74135

no sooner than December 31, 2006 and as soon as reasonably practicable, but in no event later than January 15, 2007.

5.

Right to Revoke and Effective Date. Himelfarb acknowledges that he was informed upon the delivery of the Retirement and Separation Agreement and again upon the delivery of this Release that for seven (7) calendar days following the execution of this Release by Himelfarb, Himelfarb may revoke this Release by informing Vicki J. Vaniman, Executive Vice President and General Counsel, at the address set forth in Section 4 above, in writing, of Himelfarb’s intent to revoke this Release. If Himelfarb does not advise DTG in writing within such seven (7) days’ period of Himelfarb’s intent to revoke this Release, this Release shall become effective and enforceable upon the expiration of the seven (7) days’ period (the “Effective Date”), together with the covenants and obligations to be performed by DTG pursuant to Sections 4.2 through 4.4, 4.6 through 4.8, 4.12 through 4.14, and 4.18 of the Retirement and Separation Agreement. Himelfarb acknowledges that DTG shall have no further obligation under the Retirement and Separation Agreement whatsoever in the event of any revocation by Himelfarb.

6.	Acknowledgements. In addition to acknowledgements set forth above, Himelfarb hereby acknowledges as follows:

6.1	Himelfarb was provided with this Release on the date first set forth in Section 5.4 of the Retirement and Separation Agreement.

6.2

HIMELFARB HAS CAREFULLY READ AND FULLY UNDERSTANDS THE MEANING AND INTENT OF ALL OF THE PROVISIONS AND TERMS OF THIS RELEASE, INCLUDING THE FINAL AND BINDING EFFECT OF THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THE WAIVER OF RIGHTS.

6.3	Himelfarb understands that Himelfarb’s decision to sign and execute this Release is strictly voluntary.

6.4

Himelfarb was advised by DTG to consult with an attorney before signing the Retirement and Separation Agreement and to review the Retirement and Separation Agreement, including this Release, with Himelfarb’s advisors.

6.5

Himelfarb understands that for a period of seven (7) calendar days following Himelfarb’s signing this Release, Himelfarb may revoke this Release by notifying DTG pursuant to Section 5, in writing, of Himelfarb’s desire to do so. Himelfarb understands that after the seven (7) days’ period has elapsed, this Release shall become effective and enforceable.

6.6	Himelfarb does not waive any rights or claims that may arise after the date this Release is executed.

6.7	No representative of DTG has made any other representation or promise to Himelfarb other than those contained in this Release and the Retirement and Separation Agreement.

IN WITNESS WHEREOF, Himelfarb has caused this Release to be executed the day and year shown below.

“Himelfarb”

By: ____________________________
Donald M. Himelfarb

Dated: January _________________, 2007